EXHIBIT 2


                    AMENDMENT NO. 1 TO RIGHTS AGREEMENT

            This Amendment No. 1 (this "Amendment"), dated as of September 30, 1998, is entered into between Tokheim Corporation, an Indiana corporation (the "Company"), and Harris Trust and Savings Bank, an Illinois banking corporation, as Rights Agent (the "Rights Agent").

            WHEREAS, the Company and the Rights Agent have entered into a Rights Agreement, dated as of January 22, 1997 (the "Rights Agreement");

            WHEREAS, the Company intends to enter into a Securities Purchase Agreement, dated as of September 30, 1998 (as it may be amended from time to time, the "Purchase Agreement"), among the Company and Schlumberger Limited, a Netherlands Antilles corporation ("Schlumberger"), pursuant to which Schlumberger has agreed to accept, among other things, warrants (the "Warrants") to purchase up to 19.9% of the outstanding common stock of the Company pursuant to the terms of a warrant agreement, dated as of September 30, 1998 between the Company and Schlumberger (the "Warrant Agreement") in satisfaction of a portion of the purchase price payable by the Company to Schlumberger pursuant to the Master Agreement for Purchase and Sale of Shares, Assets and Liabilities dated as of June 19, 1998 between the Company and Schlumberger, as amended by letter agreements dated July 21, 1998, July 31, 1998 and August 28, 1998 and Amendment No. 1 thereto dated as of September 25, 1998;

            WHEREAS, the Board of Directors of the Company believes that it is in the best interests of the Company and its shareholders that the Warrants be issued in accordance with the terms of the Purchase Agreement;

            WHEREAS, the Board of Directors of the Company desires to amend the Rights Agreement such that the execution of the Purchase Agreement and the issuance of the Warrants thereunder will not cause (i) Schlumberger or its Affiliates or Associates to become an Acquiring Person (as such term is defined in the Rights Agreement) so long as the Purchase Agreement is in effect and the Warrants are outstanding or (ii) a Distribution Date or a Stock Acquisition Date (as such terms are defined in the Rights Agreement) to occur, irrespective of the number of Shares acquired pursuant to the exercise of the Warrants;

            WHEREAS, the Board of Directors of the Company believes that it is in the best interests of the Company and its shareholders that the Rights Agreement be amended as set forth herein; and

            WHEREAS, Section 27 of the Rights Agreement authorizes the Board of Directors of the Company and the Rights Agent to adopt the proposed amendment without the approval of the Company's shareholders;

            NOW, THEREFORE, in consideration of the recitals (which are deemed to be a part of this Amendment) and agreements contained herein, the parties hereto agree to amend the Rights Agreement as follows:

            1. Section 1(a) of the Rights Agreement is hereby amended by deleting "or" from between "plan," and "(v)" and by inserting the following after the word "Period" at the end of Section 1(a)(v) and before the ".":

            , or (vi) Schlumberger Limited, a Netherlands Antilles corporation ("Schlumberger"), and its Affiliates and Associates, from and after the execution of the Warrant Agreement and solely with respect to the acquisition of Common Stock as a result of exercise of the Warrants; provided that, in the case of clause (vi) above, if the transactions contemplated by the Purchase Agreement are not consummated, then Schlumberger and its Affiliates and Associates shall not be deemed to be excluded from this definition of Acquiring Person at any time after the Purchase Agreement and the Warrants have terminated in accordance with their respective terms.

            2. Section 1(l) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

            Notwithstanding any provision of this Agreement to the contrary, neither the execution and delivery of the Purchase Agreement or the Warrant Agreement nor consummation of the transactions contemplated thereby, shall be deemed to be a Stock Acquisition Date.

            3. Section 3(a) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

            Notwithstanding any provision of this Agreement to the contrary, neither the execution and delivery of the Purchase Agreement or the Warrant Agreement nor consummation of the transactions contemplated thereby, shall cause a Distribution Date.

            4. Section 15 of the Rights Agreement is hereby modified and amended to add the following sentence at the end thereof:

            Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with any transactions contemplated by the Purchase Agreement or the Warrant Agreement.

            5. Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Rights Agreement.

            6. Except as expressly amended hereby, the Rights Agreement remains in full force and effect.

            7. This Amendment shall be deemed to be a contract made under the laws of the State of Indiana, and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and performed entirely within such State.

            8. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.


            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.


                              TOKHEIM CORPORATION


                              By: /s/  Norman L. Roelke
                                 ------------------------------------
                              Name:   Norman L. Roelke
                              Title:  Vice President, General Counsel
                                        and Secretary


                              HARRIS TRUST AND SAVINGS BANK


                              By: /s/  Ginger L. Lawrence
                                 -------------------------------------
                              Name:   Ginger L. Lawrence
                              Title:  Trust Officer